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                             FORM 8-A



              U.S. SECURITIES AND EXCHANGE COMMISSIONS



                     Washington, D.C.  20549



        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934




                      METEOR INDUSTRIES, INC.
      ------------------------------------------------------
      (Exact Name of Registrant as Specified in its Charter)





        Colorado                                     84-1236619
-----------------------                ---------------------------------------
(State of Incorporation                (I.R.S. Employer Identification Number)
    or Organization)



          216 Sixteenth Street, Suite 730, Denver, CO 80202
          -------------------------------------------------
              (Address of Principal Executive Offices)




Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class to            Name of each exchange on which each
        be so registered                   class is to be registered
  -----------------------------        -----------------------------------

  Common Stock, $.001 Par Value        American Stock Exchange

  Redeemable Common Stock              American Stock Exchange
    Purchase Warrants




Securities to be registered pursuant to Section 12(g) of the Act: None.

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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     This Registration Statement relates to the Common Stock, $.001 par value, and Redeemable Common Stock Purchase Warrants of Meteor Industries, Inc. (the "Company" or "Registrant"). Following is a description of the securities being registered:

COMMON STOCK

     The Company's Articles of Incorporation authorize the issuance of 10,000,000 shares of Common Stock, $.001 par value. Each record holder of Common Stock is entitled to one vote for each share held on all matters promptly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Articles of Incorporation.

     Holders of outstanding shares of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event if liquidation, dissolution or winding up of the affairs of the Company, holders are entitled to receive, ratably, the net assets of the Company available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of Common Stock are, and all unissued shares when offered and sold will be, duly authorized, validly issued, fully paid, and nonassessable. To the extent additional shares of the Company's Common Stock are issued, the relative interests of the existing stockholders may be diluted.

REDEEMABLE WARRANTS

     The following discussion of certain terms and provisions of the Redeemable Warrants is qualified in its entirety by reference to the Warrant Agreement (as hereinafter defined) and also the detailed provisions of the form of Warrant attached to the Warrant Agreement between the Company and American Stock Transfer & Trust, Inc. (the "Warrant Agent").

     Each Redeemable Warrant entitles the holder to purchase, at a price of $____ subject to adjustment, one share of Common Stock at any time commencing on the date of the Company's Prospectus offering the Redeemable Warrants until two years from the date of the Company's Prospectus). The Company may redeem the Redeemable Warrants at $.10 per Warrant upon 30 days' prior written notice in the event that the Common Stock has traded above 150% of the exercise price of the Redeemable Warrants for 10 consecutive trading days ending not more than ten days prior to the mailing of the notice of redemption.

     For purposes of determining the daily trading price of the Company's Common Stock, if the Common Stock is listed on a national securities exchange, is admitted to unlisted trading privileges on a national securities exchange, or is on NASDAQ, then the last reported sale price of the Common Stock on such exchange or NASDAQ each day shall be used. If the Common Stock is not so listed on such exchange or system or admitted to unlisted trading privileges then the average of the last reported bid prices reported by the OTC Bulletin Board each day shall be used to determine such daily trading price.

     The Redeemable Warrants may only be redeemed if a current registration statement is in effect. Any Warrant holder who does not exercise prior to the redemption date, as set forth in the Company's notice of redemption, will forfeit the right to purchase the shares of Common Stock underlying the
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Redeemable Warrants and, after the redemption date, any outstanding Redeemable
Warrants will become void and be of no further force or effect. If the Company does not redeem the Redeemable Warrants, such Warrants will expire, become void and be of no further force or effect on conclusion of the exercise period. All of the Redeemable Warrants must be redeemed if any are to be redeemed.

     The Redeemable Warrants have been issued pursuant to a Warrant Agreement between the Company and the Warrant Agent. The Company has authorized and reserved for issuance the shares of Common Stock issuable upon exercise of the Redeemable Warrants. When delivered, all shares of Common Stock issued upon exercise of the Redeemable Warrants will be duly and validly authorized and issued, fully paid and nonassessable, and no preemptive rights or rights of first refusal will exist with respect thereto.

     Redeemable Warrants may be exercised upon surrender of the Warrant certificate on or prior to its expiration date (or earlier redemption date) at the offices of American Securities Transfer & Trust, Inc., the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified check or bank check payable to the order of the Company) for the number of shares with respect to which such Warrant is being exercised.

     The exercise price of the Redeemable Warrants and the number of shares to be obtained upon exercise of such Warrant are subject to adjustment in certain circumstances including a stock split of, or stock dividend on, or a subdivision, combination, or recapitalization of the Common Stock. In the event of liquidation, dissolution or winding up of the Company, holders of the Redeemable Warrants, unless exercised, will not be entitled to participate in the assets of the Company. Holders of the Redeemable Warrants will have no voting, preemptive, liquidation or other rights of a shareholder, and no dividends will be declared on the Redeemable Warrants.

PREFERRED STOCK

     The Company's Articles of Incorporation authorize the issuance of 10,000,000 shares of Preferred Stock, $1.00 par value. The Board of Directors of the Company is authorized to issue the Preferred Stock from time to time in series and is further authorized to establish such series, to fix and determine the variations in the relative rights and preferences as between series, to fix voting rights, if any, for each series, and to allow for the conversion of Preferred Stock into Common Stock. At present, no Preferred Stock is issued or outstanding or contemplated to be issued.

REPORTS TO INVESTORS

     The Company intends to provide holders of its securities with annual reports containing financial statements. The Company also will issue quarterly or other interim reports to its stockholders as it deems appropriate.

TRANSFER AGENT

     American Securities Transfer & Trust, Inc., 938 Quail Street, No. 101, Lakewood, Colorado 80215, serves as the transfer and warrant agent for the Common Stock and Redeemable Warrants of the Company.
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ITEM 2.   EXHIBITS.

     The following exhibits are filed with this Registration Statement:

     1.    Specimen Stock Certificate.

     2. Articles of Incorporation, as amended (incorporated by reference to Exhibit 2.1 to Registrant's Form 1-A Offering Statement (SEC File No. 24D-3802 SML)

     3. Bylaws (incorporated by reference to Exhibit 2.2 to Registrant's Form 1-A Offering Statement (SEC File No. 24D-3802 SML))

      4. Form of Warrant Agreement with American Securities Transfer & Trust, Inc., including Specimen Warrant Certificate (incorporated by reference to Exhibit 4.1 to Registrant's Registration Statement on Form S-1 (SEC File No. 333-12557)


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                            SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   METEOR INDUSTRIES, INC.


Dated:  November 1, 1996           By /s/ Edward J. Names
                                      Edward J. Names, President